Exhibit 23.1
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
August 4, 2010
Approach Resources Inc.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton and to the inclusion of our third-party letter report dated July 29, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Approach Resources Inc. (Approach) as of June 30, 2010, in the Approach Form 10-Q to be filed on or about August 4, 2010, including any amendments thereto.
     We hereby further consent to the incorporation by reference in Registration Statement (No. 333-164371) on Form S-8 and Registration Statement (No. 333-148951) on Form S-8 of Approach of our name and such letter report with respect to the oil and gas reserves of Approach.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716